STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on January 6, 2011.

Daniel E. Shapiro
First Deputy Secretary of State

Rev. 06/07

NCR-26

110100000977

Certificate of Amendment

of

the Certificate of Incorporation

of

Del Global Technologies Corp.

Under Section 805 of the Business Corporation Law

It is hereby certified that:

1. The name of the corporation is Del Global Technologies Corp. (the "Corporation"). The name under which the corporation was formed is Del Electronics Corp.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on October 26, 1954.

3. Immediately upon the effectiveness of this Amendment to the Corporation's Certificate of Incorporation pursuant to the New York Business Corporation Law (the "Effective Time"), each one (1) issued and outstanding share of the Corporation's Common Stock, par value $0.10 per share (the "Common Stock"), shall be converted into four (4) shares of the Common Stock, as constituted following the Effective Time. Immediately prior to the Effective Time there were 954,150 shares of Common Stock issued and outstanding and as result of this Amendment there will be 3,816,600 shares of Common Stock issued and outstanding. Immediately prior to the Effective Time there were 99,045,850 authorized and unissued shares of Common Stock and as a result of this Amendment there will be 96,183,400 authorized and unissued shares of Common Stock, reflecting a rate of change of 1 authorized and unissued share to 0.97 authorized and unissued shares. Following the Effective Time, the total number of authorized shares of Common Stock shall remain 100,000,000 and the par value of the Common Stock shall remain $0.10 per share.

Effective as of the Effective Time and without regard to any other provision of the Certificate of Incorporation, each one (1) share Common Stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately prior to the Effective Time shall and is hereby automatically reclassified and changed (without any further act) into four (4) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 4-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued, and that instead of issuing fractional shares, any fractional shares remaining following the Forward Stock Split will be cancelled and converted into the right to receive a cash payment based on a price of $9.75 per share.

4. After giving effect to the foregoing, paragraph "Third" of the Certificate of Incorporation of the Corporation shall continue to read as follows:

> "THIRD: the aggregate number of shares which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, $0.10 par value."

5. The Amendment of the Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a special meeting of the Corporation's shareholders duly called and held on October 13, 2010.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this 6th day of January, 2011.

DEL GLOBAL TECHNOLOGIES CORP.

/s/ Mark A. Zorko

Name: Mark A. Zorko

Title: Secretary and Chief Financial Officer

NCR-26

110106000977

(2)

Certificate of Amendment

OF

The Certificate of Incorporation

OF

Del Global Technologies Corp.

Under Section 805 of the Business Corporation Law

ICC
STATE OF NEW YORK
DEPARTMENT OF STATE
FILED

JAN -6 2011

TAX $ 10.

BY: [illegible]

FILER:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022

West

2011 JAN -6 PM 2:28
RECEIVED

FILED
2011 JAN -5 AM 3:12

2011 JAN -6 AM 10:03
RECEIVED

Drawdown

1044